Filed Pursuant to Rule 433
                                                         File No.: 333-129918-05


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                   CSMCRED-2006C4-V3.2 RED Deal Summary

Deal Size                                               $ 4,273,091,953 9/6/2006


                                                                  Approximate
                                           Initial Principal      % of Total         Approximate    Pass-Through     Initial
           Expected Ratings    Balance or Notional  Initial Principal   Initial Credit       Rate      Pass-Through
  Class  (Moody's/S&P/Fitch)         Amount            Balance**          Support**     Description       Rate
------------  -----  -------------------  -------------------  -----------------   --------------   ------------  ------------
Offered        A-1       Aaa/AAA/AAA       $     68,884,000          1.61%             30.00%          Fixed         5.3270%
               A-2       Aaa/AAA/AAA       $     92,000,000          2.15%             30.00%          Fixed         5.4650%
               A-AB      Aaa/AAA/AAA       $    156,000,000          3.65%             30.00%          Fixed         5.5520%
               A-3       Aaa/AAA/AAA       $  1,962,000,000         45.92%             30.00%          Fixed         5.6010%
              A-1-A      Aaa/AAA/AAA       $    712,280,000         16.67%             30.00%          Fixed         5.5930%
               A-M       Aaa/AAA/AAA       $    427,309,000         10.00%             20.00%         WAC Cap        5.6340%
               A-J       Aaa/AAA/AAA       $    341,847,000          8.00%             12.00%         WAC Cap        5.6630%
------------------------------------------------------------------------------------------------------------------------------
Non-Offered     B        Aa1/AA+/AA+       $     26,707,000          0.63%             11.38%         WAC Cap        5.6930%
Certificates    C         Aa2/AA/AA        $     64,097,000          1.50%              9.88%         WAC Cap        5.7120%
                D        Aa3/AA-/AA-       $     37,389,000          0.87%              9.00%         WAC Cap        5.7220%
                E         A1/A+/A+         $     21,366,000          0.50%              8.50%         WAC Cap        5.7620%
                F          A2/A/A          $     48,072,000          1.12%              7.38%         WAC Cap        5.7910%
                G         A3/A-/A-         $     42,731,000          1.00%              6.38%         WAC Cap        5.8600%
                H      Baa1/BBB+/BBB+      $     48,072,000          1.12%              5.25%         WAC Cap        6.0870%
                J       Baa2/BBB/BBB       $     48,072,000          1.12%              4.13%           WAC          6.1053%
                K      Baa3/BBB-/BBB-      $     53,414,000          1.25%              2.88%           WAC          6.1053%
                L        Ba1/BB+/BB+       $     10,683,000          0.25%              2.63%         WAC Cap        5.2770%
                M         Ba2/BB/BB        $     16,024,000          0.37%              2.25%         WAC Cap        5.2770%
                N        Ba3/BB-/BB-       $     16,024,000          0.37%              1.88%         WAC Cap        5.2770%
                O         B1/B+/B+         $      5,341,000          0.12%              1.75%         WAC Cap        5.2770%
                P          B2/B/B          $     10,683,000          0.25%              1.50%         WAC Cap        5.2770%
                Q         B3/B-/B-         $     10,683,000          0.25%              1.25%         WAC Cap        5.2770%
                S         NR/NR/NR         $     53,413,953          1.25%              0.00%         WAC Cap        5.2770%
               A-X       Aaa/AAA/AAA       $  4,273,091,953           N/A                N/A        Variable IO      0.0537%
               A-SP      Aaa/AAA/AAA       $  3,991,056,000           N/A                N/A        Variable IO      0.4666%
               A-Y       Aaa/AAA/AAA       $    119,355,536           N/A                N/A        Variable IO      0.1000%
------------------------------------------------------------------------------------------------------------------------------


                Assumed
Offered         Weighted         Assumed        Assumed Final
Non-Offered   Average Life      Principal       Distribution
Certificates    (years)          Window             Date       Cusip
------------  ------------  -----------------  --------------  ------
                 2.824      10/06        6/11     June 2011
                 4.740      6/11         7/11     July 2011
                 6.959      7/11        11/15   November 2015
                 9.741      11/15        8/16    August 2016
                 9.001      10/06        9/16  September 2016
                 9.964      9/16         9/16  September 2016
                 9.964      9/16         9/16  September 2016
---------------------------------------------------------------------
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
                  N/A        N/A         N/A         N/A
---------------------------------------------------------------------


-----------------------------------------------------------------------------
DATES, ACCRUAL PERIODS, ETC.
-----------------------------------------------------------------------------
Deal Dated Date:                                                    9/1/2006
Settlement Date:                                                   9/28/2006
Interest Accrual:                                                1st to 30th
1st Pay Date of Deal:                                           October 2006
Determination Date:                                11th or Next Business Day
Bond Payment Date:                                     4 Business Days after
                                                          Determination Date
-----------------------------------------------------------------------------


--------------------------------------------------------------------------------
WAC Calculation And Interest Reserve:
--------------------------------------------------------------------------------
-Each class whose pass-through rate description is "WAC Cap" or
     "WAC" has a pass-through rate equal or subject to the Weighted Average Net Mortgage Rate

-Interest Reserve on all Actual/360 collateral
       - Interest reserve is taken on Net Mortgage Pass-Through Rate
       - Interest Reserve NOT taken out on coupon related to Class A-Y

-Servicing & Trustee Fee Calculation:
       - For all other loans, servicing and trustee fees are calculated based on the same interest accrual as the loan accrual
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
AAA PRINCIPAL DISTRIBUTIONS:
--------------------------------------------------------------------------------

Principal distributions are as follows (Group 2 Collateral is identified on the collateral datatape under the field "Sub-Pool")

      a.) Distributions of Principal from Group 2 Collateral is allocated sequentially to the A-1-A, A-AB (up to its schedule), A-1, A-2, A-AB and A-3.

      b.) Distributions of Principal from Group 1 Collateral is allocated sequentially to the A-AB (up to its schedule), A-1, A-2, A-AB, A-3 and A-1-A.

      c.) Classes A-M and below are paid prin sequentially starting from Class A-M from both groups of collateral once the Classes A-1, A-2, A-AB, A-3 and A-1-A are retired


--------------------------------------------------------------------------------
LOSSES
--------------------------------------------------------------------------------

Losses are allocated as follows

      a.) Losses are allocated in reverse sequential order starting with Class S and ending with Class A-M.

      b.) After the Class A-M has been retired, losses are allocated to A-1, A-2, A-AB, A-3 and A-1-A pro rata.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
WEIGHTED AVERAGE NET MORTGAGE PASS-THROUGH RATE CALCULATION:
--------------------------------------------------------------------------------

A weighted average of the following rates on the underlying mortgage loans:
(weighted on the basis of principal balance as of the beginning of the respective interest accrual period) --> Rate is converted to 30/360 for Actual/360 accruing loans

1.) in the case of each NCB originated Multifamily Cooperatve loan, the mortgage interest rate in effect, net of all applicable servicing, trustee fees and the Class A-Y strip rate of 0.1000%

2.) in the case of all other mortgage loans, the mortgage interest rate in effect, net of all applicable servicing and trustee fees

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
CLASS A-Y EXPLANATION
--------------------------------------------------------------------------------

Class A-Y Notional Amount:

--    The sum of the principal balances of all the Multifamily Cooperative loans

Class A-Y Coupon:

-- For each loan described in the above A-Y notional amount, a wtd. average of the following strip rates:

      -- 0.10% for each mortgage loan. Provided that, if the mortgage loan accrues on an Actual/360 basis, the strip will be converted to 30/360 by multiplying by the following factor (# Days in accrual period / 30)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
YIELD MAINTANENCE AND PREPAY PENALTY ALLOCATION:
--------------------------------------------------------------------------------

With respect to each separate collateral group,

1.) All YIELD MAINTENANCE (except for NCB Multifamily Cooperative Loans that contribute to Class A-Y) is allocated through the base interest fraction to investment grade bonds (A-1 through K).

      After YM has been allocated to the P&I bonds, the remainder is allocated as follows:

      a.)   For Periods 1-12: 11.00% to the Class A-SP, 89.00% to the Class A-X

      b.)   For Periods 13-24: 4.00% to the Class A-SP, 96.00% to the Class A-X

      c.)   For Periods 25+: 100% to the Class A-X

2.) All YIELD MAINTENANCE collected with respect to each NCB Multifamily Coop Loan that contributes to Class A-Y is allocated as follows:

      a.) The amount of Yield Maint. that would have have been payable to each Coop Loan if the related interest rate was the mortgage interest rate NET of all applicable servicing, trustee fees and the Class A-Y strip rate of 0.1000% without regard to any minimum yield maintenance % is distributed as explained abouve (with the GROSS coupon being used in the base fraction calculation); and

      b.) The amount of Yield Maint actually collected on each loan and not distributed in clause a.) is distributed to the Class A-Y


**All YM is allocated on a monthly equiv yield basis regardless of whether or not actual YM calculation is CBE or Monthly or regardless of any spread

**For Loans with The Greater of YM and xxx%, if the xxx% is collected, it is still considered YM

With respect to each separate collateral group, 50.00% of all FIXED PENALTIES collected with respect to any NCB Multifamily Coop Loan that contributes to Class A-Y is allocated to the Class A-Y

All remaining FIXED PENALTIES are allocated through the base interest fraction to the investment grade bonds (A1 through H).

After fixed penalties have been allocated to the P&I bonds, the remaining is split up as follows:

      -Remaining Fixed Penalties from all loans --> 100.00% to Class A-X


**CS has modeled the YM or Prepay Penalties due to the Class A-Y.

      Collat Cashflows DO have these penalties! Please model YM and Pen going to A-Y

--------------------------------------------------------------------------------

CSMC 2006-C4
Class A-AB Balance Schedule


    A-AB BALANCE SCHEDULE

       Balance       Period:
--------------       -------
156,000,000.00         1-57
155,169,784.14           58
153,399,000.00           59
145,528,000.00           60
143,262,000.00           61
141,293,000.00           62
139,005,000.00           63
137,013,000.00           64
135,009,000.00           65
132,383,000.00           66
130,354,000.00           67
128,010,000.00           68
125,957,000.00           69
123,583,000.00           70
114,725,000.00           71
112,633,000.00           72
110,224,000.00           73
108,107,000.00           74
105,675,000.00           75
103,533,000.00           76
101,380,000.00           77
 98,307,000.00           78
 96,126,000.00           79
 93,631,000.00           80
 91,424,000.00           81
 88,659,000.00           82
 73,840,000.00           83
 71,424,000.00           84
 68,638,000.00           85
 66,193,000.00           86
 63,380,000.00           87
 60,906,000.00           88
 58,419,000.00           89
 54,857,000.00           90
 52,337,000.00           91
 49,451,000.00           92
 46,901,000.00           93
 43,986,000.00           94
 41,406,000.00           95
 38,813,000.00           96
 35,855,000.00           97
 33,231,000.00           98
 30,243,000.00           99
 27,589,000.00          100
 24,919,000.00          101
 21,193,000.00          102
 18,489,000.00          103
 15,423,000.00          104
 12,688,000.00          105
  9,592,000.00          106
  6,825,000.00          107
  4,042,000.00          108
    900,000.00          109
             -          110